Exhibit 4.4

FIFTH AMENDED AND RESTATED CONSOLIDATED

REVOLVING CREDIT NOTE

$60,000,000.00	Memphis, Tennessee
January 25, 2019

ON OR BEFORE July 1, 2021 (the “Termination Date”), the undersigned, P.A.M. TRANSPORT, INC. (“Maker”), promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business in Memphis, Tennessee (“Bank”), the principal sum of Sixty Million Dollars ($60,000,000.00), value received, together with interest from date until paid, upon disbursed and unpaid principal balances, at the Contract Rate hereinafter specified, said interest being payable monthly on the first (1st) day of each month hereafter, commencing on the 1st day of February, 2019, with the final installment of interest being due and payable concurrently on the same date that the principal balance is due hereunder.

The Termination Date may be extended one or more times pursuant to the provisions of that certain Amended and Restated Loan Agreement dated March 28, 2016, among Maker, Bank and a certain guarantor therein mentioned and described (as same has been and may hereafter be amended, the “Loan Agreement”), and if so extended, such extended date shall thereupon constitute the Termination Date.

The interest rate on this Note is subject to change from time to time based on changes in an independent index (the “Index”) which is the LIBOR Rate (as hereinafter defined) adjusted and determined, without notice to Maker, as of the first day of the month in which this Note is executed and as of the first (1st) day of each calendar month hereafter (the “Interest Rate Change Date”). The “LIBOR Rate” shall mean the London Interbank Offered Rate of interest for an interest period of one (1) month, which appears on Bloomberg page BBAM under the column heading “USD” (the “Index”) on the day that is two (2) London Business Days preceding each Interest Rate Change Date (the “Reset Date”). If the LIBOR Rate as defined above is not available or is not published for any Reset Date, then Bank shall, at its sole discretion, choose a substitute source for the LIBOR Rate, which LIBOR Rate plus the Margin (hereinafter defined) shall become effective on the next Interest Rate Change Date. “London Business Day” shall mean any day on which commercial banks in London, England are open for general business. The Index is not necessarily the lowest rate charged by Bank on its loans. If the Index becomes unavailable during the term of this loan, Bank may designate a substitute index after notice to Maker. Bank will tell Maker the current Index rate upon Maker's request. The interest rate change will not occur more often than each month. Maker understands that Bank may make loans based on other rates as well. The Index is currently 2.52238% per annum. The Index plus a margin of one and one-fourth percent (1.25%) (the “Margin”) results in an initial interest rate of 3.77238%. NOTICE: Under no circumstances will the interest rate on the Note be more than the maximum rate allowed by applicable law.

The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Bank, at its option, may charge, and the Maker agrees to pay, interest on disbursed and unpaid principal balances at the default rate (the “Default Rate”) equal to a rate per annum equal to the lesser of (a) the Maximum Rate or (b) (i) the base commercial rate of interest (the “Base Rate”) established from time to time by the Bank plus (ii) three percent (3%).

Notwithstanding any other provisions herein, if any Change in Law (as hereinafter defined) shall make it unlawful for the Bank to make or maintain a LIBOR Rate loan as contemplated by this Note, the principal outstanding hereunder shall, if required by law and if the Bank so requests, be converted on the date required to make the loan evidenced by this Note legal to a loan accruing interest at the lesser of the Maximum Rate or the base commercial rate of interest (“Base Rate”) established from time to time by the Bank. Each change in the Base Rate shall become effective, without notice to the undersigned, on the same date that the Base Rate changes. The undersigned hereby agrees promptly to pay the Bank, upon demand, any costs incurred by the Bank in making any conversion in accordance with this paragraph, including any interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain its LIBOR Rate loans.

Any amounts not paid when due hereunder (whether by reason of acceleration, maturity, or otherwise) shall bear interest after maturity at the Default Rate.

For purposes hereof, the following terms shall have the following meanings unless the context otherwise requires:

“Change in Law” shall mean the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof, in all cases by any Governmental Authority having jurisdiction over the Bank, in each case after the date hereof.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising regulatory functions of or pertaining to government.

In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the maximum effective contract rate which may be charged by the Bank under applicable statutes and laws from time to time in effect.

For any payment which is not made within ten (10) days of the due date for such payment, the Maker shall pay a late fee. The late fee shall equal five percent (5%) of the unpaid portion of the past-due payment.

This Note is secured by an Amended and Restated Security Agreement (the “Security Agreement”) dated March 28, 2016, as same may be modified, amended, renewed, or extended, covering Maker's Accounts Receivable, and other collateral, as is more particularly described in said Security Agreement, and may now or hereafter be secured by other mortgages, trust deeds, assignments, security agreements, or other instruments of pledge or hypothecation.

This Note is payable at the offices of Bank, 165 Madison Avenue, Memphis, Tennessee 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

On the Termination Date, or, at the option of the Bank (a) if the undersigned shall fail to make payment of any installment of interest, as above provided, or (b) upon any default in the terms and provisions of the Security Agreement or any trust deed, mortgage, or other instrument of pledge or hypothecation which now or hereafter secures the payment of the indebtedness evidenced hereby, or (c) upon the occurrence of any Event of Default as that term is defined in the Loan Agreement, or (d) upon the death or dissolution of the Maker or any endorser or guarantor or (if the Maker, or any endorser or guarantor is a partnership) the death or dissolution of any general partner thereof, or (e) upon default in the payment when due of any other indebtednesses, liabilities, or obligations of the Maker to the Bank, whether now existing or hereafter created or arising, the entire unpaid balance of the indebtedness hereby evidenced, together with all interest then accrued, shall at once become due and payable for all purposes.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Bank, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee. These include, but are not limited to, the Bank's reasonable attorney's fees and legal expenses, whether or not there is a lawsuit, including attorney's fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) and appeals.

The Bank and the Maker hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Bank or Maker against the other.

To the extent permitted by applicable law, the Bank reserves a right of setoff in all the Maker's accounts with the Bank (whether checking, savings, or some other account). This includes all accounts the Maker may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. The Maker authorizes the Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at the Bank's option, to administratively freeze all such accounts to allow the Bank to protect the Bank's charge and setoff rights provided in this paragraph.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each business entity that opens an account. What this means to Maker: When Maker opens an account, the Bank will ask for Federal Tax Identification Number, physical street address, full legal name of the Maker and other information that will allow the Bank to identify Maker. The Bank may also ask Maker to provide copies of certain documents that will aid in confirming this information.

The Maker and any endorsers or guarantors hereof waive protest, demand, presentment and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to them and without affecting their liability thereon.

It is the intention of the Bank and the Maker to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the maximum rate which the Bank may lawfully charge under applicable statutes and laws from time to time in effect; and, in the event that the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal, so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the Bank and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum lawful contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Maker that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time, shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum effective rate permitted by such applicable law, from time to time in effect.

This Note constitutes an increase and restatement of that certain Fourth Amended and Restated Consolidated Revolving Credit Note dated March 28, 2016, in the principal amount of Forty Million Dollars ($40,000,000.00), which amended that certain Third Amended and Restated Consolidated Revolving Credit Note dated November 17, 2014, in the principal sum of Forty Million Dollars ($40,000,000.00), as same has been amended, which amended that certain Second Amended and Restated Consolidated Revolving Credit Note dated May 30, 2012, in the principal sum of Thirty-Five Million Dollars ($35,000,000.00), as same has been amended, which amended that certain Consolidated Amended and Restated Promissory Note of the Maker dated June 22, 2007, in the principal sum of Thirty Million Dollars ($30,000,000.00), as same was previously amended by First Amendment to Consolidated, Amended and Restated Revolving Credit Note dated June 1, 2009, which constituted an increase, consolidation, renewal and extension of that certain promissory note dated June 27, 1995, in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), that certain promissory note dated July 3, 1996, in the principal amount of Five Million Dollars ($5,000,000.00), that certain consolidated, amended and restated promissory note dated April 26, 2001, in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), that certain promissory note dated April 26, 2001, in the principal amount of Five Million Dollars ($5,000,000.00), and that amended and restated revolving credit note dated April 26, 2001, in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (the “Prior Notes”), being payable to the order of the Bank, and being executed by the Maker. The indebtedness heretofore evidenced by such Prior Notes is not discharged or cancelled by the execution hereof. From and after the date hereof, said indebtedness evidenced by the Prior Notes (together with the additional principal sum of Twenty Million Dollars ($20,000,000.00) shall be evidenced by, and shall be payable in accordance with, the provisions of this Note; and the collateral security which secured the indebtedness heretofore evidenced by said Prior Notes shall continue to secure the indebtedness evidenced hereby.

ATTEST:	P.A.M. TRANSPORT, INC.

By:
Secretary		Daniel H. Cushman, President